                                                                   Exhibit 10.02

                                                               December 20, 2001
Mr. John Schwartz
201 Nod Road
Ridgefield, CT 06877

Dear John,

On behalf of Symantec Corporation, I am pleased to offer you employment as President and Chief Operating Officer of Symantec. In this position you will report directly to John Thompson, CEO and Chairman of the Board of Directors. This position will be located in our Cupertino offices. Your starting annual base salary will be $450,000.00 and you will be eligible for an annual focal review. At this rate of compensation, you would be eligible, at 100% of company and individual performance, to an additional 75% of annual base salary, which would bring your total target annual cash to $787,500.00.

You will also receive $1,500.00 per month car allowance.

As a Symantec senior executive, you will be eligible to participate in a wide variety of employee benefits plans, including the Employee Stock Purchase Plan, matching 401(k) savings and investment plan, health insurance and many other benefits. You will also be entitled to investment and tax preparation service and a non-qualified deferred compensation plan (NQDCP).

You will be granted an option to purchase 250,000 shares of Symantec's common stock under our 1996 Stock Option Plan. Of such options, the maximum number permitted under the Internal Revenue Code will be Incentive Stock Options (the exact number of which will be a function of the stock price at the time of the option grant) and the balance will be non-qualified Stock Options. The price of the stock will be the closing price of the Company's Common Stock on the Nasdaq National Market on the last trading day prior to the option grant date, as reported in the Wall Street Journal. The option grant date will be your first day of employment. The option will vest over a four-year period starting from your first day of employment, at the rate of 25% of the option at the end of your first year of employment, and on a pro-rated monthly basis thereafter.

For a period not to exceed twelve months from your start date, Symantec will reimburse you for the rental of a furnished apartment within driving distance of the Cupertino Headquarters, up to $5,000. per month. During that period it is expected that you will sell your existing home in Connecticut, and purchase a home in the Cupertino area. At such time as you are ready to make the move, Symantec will cease reimbursement of the apartment rental and will cover selling costs on the Connecticut home, closing costs on the California home, and reasonable expenses of the household move. Symantec will not cover personal travel expenses between Cupertino and the East Coast during the twelve month transition period.

In the event that your employment is terminated without cause, then, subject to the conditions of this letter, you will be paid severance in an amount equal to twelve months of your base salary at that time, net of tax withholding. For the purposes of this agreement, "Cause" shall mean (i) an intentional tort (excluding any tort relating to a motor vehicle) which causes loss, damage or injury to the property or reputation of Symantec or its subsidiaries; (ii) any crime or act of fraud or dishonesty against Symantec or its subsidiaries; (iii) the commission of a felony; (iv) habitual neglect of duties which is not cured within ten (10) days after notice thereof by the CEO or Board of Directors of Symantec to you, (v) the disregard of the written policies of Symantec or its subsidiaries which causes loss, damage or injury to the property or reputation of Symantec or its subsidiaries which is not cured within ten (10) days after notice of such neglect by the CEO or Board of Directors of Symantec to you; (vi) or any material breach of your ongoing obligation not to disclose confidential information, and not to assign intellectual property developed during employment. The payment of the severance amount specified above is conditioned upon your signing and returning a release of claims against Symantec, and not withdrawing said release of claims within the period specified therein. The offer of severance contained in this letter supercedes all other severance arrangements and policies otherwise applicable, except the Symantec Executive Severance Plan which addresses acceleration of options upon change of control and subsequent termination without cause. Except as set forth herein, all other aspects of your compensation and employment, including the terms of your stock option agreements, remain unchanged.

Attached is an Employment Agreement that must be signed and returned with your signed offer letter. This Agreement must be signed before you start work at Symantec. It requires that you hold in confidence any proprietary information received as an employee of Symantec and to assign to us any inventions that you make while employed by Symantec. It also requires that you comply with Symantec's Business Conduct Guidelines. We wish to impress upon you that you are not to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers, and that the Agreement that you will be asked to sign contains a representation by you that you have not brought nor will you use any such material at Symantec.

This letter does not constitute a contract of employment for any specific period of time but will create an "employment at will" relationship. This means that the employment relationship may be terminated by either party for any reason at any time. Any statements or representation to the contrary (and, indeed any statements contradicting any provisions of this letter) should be regarded by you as ineffective. Participation in any of Symantec's stock option or benefit programs is not to be regarded as assurance of continued employment for any particular period of time.

Please note that to comply with regulations adopted in the Immigration Reform and Control Act of 1986 (IRCA), we require that you present documentation demonstrating that you have the authorization to work in the United States on your first working day. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact me.

Please confirm your acceptance of this offer by signing this letter in the space indicated, and returning it to my attention in enclosed envelope and faxing your acceptance to fax no. (408) 517-8125.

John, I sincerely hope that you will accept this offer and join us in building the future here at Symantec. I really look forward to working with you!

Sincerely,



Rebecca A. Ranninger
Senior Vice President, Human Resources

I accept the offer of employment stated in this letter, and expect to commence employment on

_______________, 2001.



--------------------------------    -------------
Signature                           Date